Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) effective as of July 6, 2026 (the “Effective Date”), by and between INNODATA INC., a Delaware corporation (the “Company”), and JAYANT CHAUHAN (the “Executive”).

WHEREAS, the Company and the Executive wish to enter into an agreement as to the terms of the Executive’s employment with the Company;

NOW, THEREFORE, the parties hereby agree as follows:

1. Employment. As of the Effective Date the Company hereby employs the Executive as its Executive Vice President and Chief Financial Officer for and during the Term of this Agreement (as set forth in Paragraph 4). The Executive hereby accepts employment with the Company under the terms and conditions set forth in this Agreement.

2. Duties and Authorities of the Executive. Throughout the Term, the Executive shall have such duties and authorities as shall be consistent with his position as Executive Vice President and Chief Financial Officer of the Company, as may be reasonably assigned to him from time to time by the Chief Executive Officer of the Company (the “CEO”), and he shall report solely and directly to CEO.

3. Full Business Time. Throughout the Term, the Executive agrees to devote substantially all of his professional time and efforts to the performance of his duties hereunder. Provided that such activities do not violate any term or condition of this Agreement, or materially interfere with the performance of his duties hereunder, or create a conflict of interest, nothing herein shall prohibit the Executive from (a) participating in other business activities, (b) engaging in charitable, civic, fraternal or trade group activities, (c) investing his personal assets in other entities or business ventures, subject to any policies of the Company applicable to all executive personnel of the Company, or (d) serving on the board of directors of another entity, provided that such board service is approved in advance in writing by the Board.

4. Term. The term of this Agreement shall commence on July 6, 2026, and shall end when terminated pursuant to Paragraph 7 of this Agreement (the “Term”).

5. Compensation.

(a) Base Compensation. The Company shall pay the Executive an annualized base salary (“Base Salary”) at the rate of Four Hundred Sixty Thousand Dollars ($460,000), subject to annual performance reviews, such reviews to be coterminous with the annual reviews of the Company’s other senior executives, but in all events such review shall occur no later than March of each calendar year during the Term for discretionary increases to be applicable for the twelve (12) consecutive month period commencing on the respective next April 1 (the first such increase, if any, commencing April 1, 2027) as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole and absolute discretion. Base Salary payments shall be paid in accordance with the Company’s regular payroll practices, subject to deduction for applicable U.S. federal, state and local withholding taxes. The Executive’s Base Salary shall at no time during the Term be reduced.

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(b) Cash Incentive Compensation. For each calendar year during the Term, the Executive shall be eligible to receive a cash bonus (“Bonus”), provided that the Executive’s performance for the Company for such calendar year is satisfactory (as determined by the quantitative objectives as established below) in an amount, if any, to be determined in the sole and absolute discretion of the Compensation Committee. The Bonus for each such calendar year will be payable in accordance with the general policies and procedures for payment of incentive compensation to senior executive personnel of the Company; provided, however, that in no event shall such payment be made later than the March 15 of the calendar year next following the close of the calendar year for which such Bonus is earned. The amount of Bonus will be conditioned on the attainment of certain quantitative objectives established by the Compensation Committee in its sole and absolute discretion and communicated thereby in writing to the Executive within the first ninety (90) days of the applicable calendar year. The Executive’s “target” Bonus amount for each calendar year shall be seventy-five percent (75%) of the annual rate of the Executive’s then Base Salary in effect for the calendar year for which the Bonus is to be determined. Executive’s eligibility for, participation in, and the terms and conditions of any Bonus hereunder shall be set forth in separate official Bonus plan documents, the terms and conditions of which shall exclusively govern the payment of any Bonus described in this Paragraph 5(b). Bonus payments shall be subject to deduction for applicable U.S. federal, state and local withholding taxes.

(c) Equity-Based and other Incentive Compensation. The Executive shall be granted equity and/or non-equity-based awards and incentives under the Company’s incentive plans from time to time. Equity awards may include restricted stock units, performance-based units, stock options or other equity-based awards. The types and amounts of such grants shall be determined by the Compensation Committee in its sole and absolute discretion; provided, however, that any such award which is a stock option shall provide for an exercise price equal to the fair market value at the time of the grant of the underlying shares subject thereto, and the terms of any stock option or other incentive award shall be at least equivalent to the terms of any stock option or other incentive award, as applicable, granted to the next highest ranking executive of the Company, at the time of any grant to the Executive. The Executive’s eligibility for participation, and the terms and conditions of any awards hereunder shall be set forth in separate official incentive plan documents, the terms and conditions of which shall exclusively govern the award, vesting, exercise and all other aspects of the awards described in this Paragraph 5(c). Upon the Executive’s termination coincident with the occurrence of a “Change of Control” (as defined below), all then-outstanding equity-based or non-equity-based compensation awards, rights or entitlements theretofore granted or awarded to the Executive by the Company, including but not limited to those awarded to the Executive under this Paragraph 5(c), shall automatically and immediately become fully vested and, as applicable, exercisable and relieved of any and all otherwise applicable transfer restrictions, lock-up or performance requirements and other restrictions and/or contingencies of any kind. Upon any such acceleration, equity-based or non-equity-based awards with tiered performance metrics and payouts for which the performance period has not yet ended shall be considered to have met 100% of the payout target of such award. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred as of the earliest of any of the following to occur during the Term:

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(i) The closing of a transaction by the Company or any person (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company) (a “Person”), together with all “affiliates and “associates” (within the meanings of such terms under Rule 12b-2 of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”) of such Person, shall be the beneficial owner of thirty percent (30%) or more of the Company’s then outstanding voting stock (“Beneficial Ownership”);

(ii) A change in the constituency of the Board such that, during any period of thirty-six (36) consecutive months, at least a majority of the entire Board shall not consist of Incumbent Directors. For purposes of this Paragraph 5(c)(ii), “Incumbent Directors” shall mean individuals who at the beginning of such thirty-six (36) month period constitute the Board, unless the election or nomination for election by the shareholders of the Company of each such new director was approved by a vote of a majority of the Incumbent Directors;

(iii) The closing of a transaction involving the merger, consolidation, share exchange or similar transaction between the Company and any other corporation other than a transaction which results in the Company’s voting stock immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) at least two-thirds (2/3rds) of the combined voting power of the Company’s or such surviving entity’s outstanding voting stock immediately after such transaction; or

(iv) The closing of a transaction involving the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets; or

(v) A plan of liquidation or dissolution of the Company goes into effect.

6. Employee Benefits.

(a) Throughout his employment during the Term, the Company shall provide the Executive and all of his dependents with group medical and dental insurance in amounts of coverage available to senior executives of the Company with employee payment obligations on the same terms as such other senior executives. However, if the Executive does not meet the requirements of the Company’s insurance underwriters, which requirements shall be uniformly applicable to all of the Company’s senior executive personnel, the Company shall not provide the Executive with such insurance but, in lieu thereof, the Company shall pay to the Executive the amounts it would otherwise have paid for the insurance premiums on the Executive’s behalf had the Executive met such requirements, which amounts, if any, shall be paid at the same time as the insurance premiums would have been paid by the Company if the Executive had been covered under such insurance.

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(b) The Executive shall be entitled to four (4) weeks paid vacation for each twelve (12) consecutive-month period occurring during the Term, which vacation shall be taken by the Executive in accordance with the reasonable business requirements of the Company. Two (2) weeks of vacation time per each twelve (12) consecutive-month period may be carried over from one period to the next. The Executive’s vacation shall accrue at the rate of one (1) week per calendar quarter during the Term.

The Executive shall be entitled to payment for any accrued, but unused vacation, upon the termination of his employment with the Company; provided that in no event shall the amount of such payment exceed payment for six (6) weeks of accrued, but unused, vacation. Such amount shall be paid in a single lump sum as soon as practicable following the Executive’s termination of employment with the Company, but in no event later than ninety (90) days following such termination.

(c) Throughout the Term, the Executive shall be entitled to participate in all welfare benefit and tax-qualified and nonqualified retirement plans maintained by the Company, to the extent that such participation is made available to other senior executives of the Company, and he shall also be entitled to all other perquisites and pension, welfare benefits and retirement benefits which are made available to any senior officer of the Company. In addition, subject to the Executive’s ability to satisfy any reasonably applicable medical requirements, throughout the Term, solely at its own expense, the Company shall pay for a Five Million Dollar ($5,000,000.00) term life insurance policy on the Executive’s life (the Executive shall determine the beneficiary/beneficiaries under such coverage and the Executive’s insurance trust shall be the owner of such policy at all times) and long-term disability coverage for the Executive providing at least sixty-six and two-thirds percent (66-2/3%) of Base Salary until the Executive attains age sixty-five (65), and that is non-cancelable and guaranteed renewable. The Executive’s eligibility for, participation in, and the terms and conditions of such plans shall be set forth in separate official plan documents, the terms and conditions of which shall exclusively govern.

(d) Throughout the Term, the Executive shall be entitled to prompt reimbursement for his expenses incurred in the performance of his employment for the Company under this Agreement; provided, however, that (i) the amount of such expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and (ii) in no event shall any eligible expense reimbursement be paid later than the last day of the calendar year following the calendar year in which the expense was incurred.

(e) During the Term, the Executive shall be entitled to reimbursement for an annual executive health assessment of one (1) to three (3) days by a provider of his choice; provided, however, that in no event shall reimbursement under this Paragraph 6(e) exceed Five Thousand Dollars ($5,000.00) per annum, without prior written approval from the Compensation Committee, (i) the amount of expenses eligible for reimbursement under this Paragraph 6(e) during a calendar year shall not affect the amount of expenses eligible for reimbursement under this Paragraph 6(e) in any other calendar year, and (ii) in no event shall any eligible expense reimbursement under this Paragraph 6(e) be paid later than the last day of the calendar year following the calendar year in which the expense was incurred.

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7. Termination. Notwithstanding any other provision in this Agreement, during the Term:

(a) Death. If the Executive dies, this Agreement shall automatically terminate as of the date of the Executive’s death.

(b) Disability. If the Executive is unable to perform his duties hereunder as a result of any physical or mental disability (i) which continues for one hundred and eighty (180) consecutive days or (ii) for two hundred and forty-five (245) days in any three hundred and sixty-five (365) consecutive-day period, then the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days’ written notice to the Executive, provided that the Executive’s Base Salary and Bonus shall continue to accrue ratably and be payable for the ninety (90) day-period commencing immediately after the date of the Executive’s termination of employment with the Company. Any Bonus paid to the Executive under this Paragraph 7(b) shall be prorated based upon Executive’s active duty with the Company and conditioned on the attainment of the quantitative objectives established by the Compensation Committee in accordance with Paragraph 5(b). In the event of any dispute as to whether Executive is disabled, the Company shall obtain a medical opinion from the Company’s disability carrier or an independent licensed physician selected by the parties, which opinion shall be binding and final upon the parties.

(c) Termination by the Company for Cause. The Company may by action of the Board (of which action the Executive shall have not less than fifteen (15) days’ prior written notice and at which Board meeting the Executive shall be entitled to be heard), terminate the Executive’s employment with the Company for Cause. Termination for Cause shall mean termination by the Company upon written notification to the Executive on account of one or more of the following reasons:

(i) The Executive’s conviction by a court of competent jurisdiction in the United States of a felony or a crime (including a nolo contendere plea) which materially and adversely affects the Company, including, in the good faith determination of the Company fraud, dishonesty or moral turpitude;

(ii) The Executive’s willful refusal to perform his lawful duties under this Agreement or his willful misconduct with respect to such duties, after prior written notice to the Executive of the particular details thereof and a period of thirty (30) days has elapsed for the Executive to reasonably correct such refusal or misconduct, and the Executive’s failure to reasonably cure such refusal or misconduct by the end of such period; provided, however, that no such cure period shall apply if the Board reasonably determines in good faith that such refusal or misconduct is not susceptible to reasonable cure; and provided, further, that if any such refusal or misconduct is determined by the Board in good faith to not be susceptible to reasonable cure within such thirty (30) day period, such period shall be extended for not more than one hundred and eighty (180) additional days provided that during such period the Executive diligently prosecutes such reasonable cure; or

(iii) The Executive’s material breach of any of the covenants set forth in Paragraphs 8, 9 and 10 of this Agreement.

(d) Resignation by the Executive. The Executive may terminate this Agreement by tendering his written resignation to the Board upon not less than sixty (60) days advance written notice.

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(e) Termination Payments. (i) In addition to any other payments and continued benefits pursuant to Paragraph 7(f), upon the Executive’s resignation from employment with the Company pursuant to Paragraph 7(d), or upon termination of his employment with the Company by reason of his death or his disability pursuant to Paragraph 7(a) or 7(b), the Executive or his estate shall be entitled to receive his Base Salary, a pro rata portion of any Bonus for which he is eligible under Paragraph 5(b), based upon the Executive’s performance of his objectives through the date of his resignation or termination, and the reimbursement of all of his incurred but unreimbursed reasonable business expenses as provided under Paragraph 6(d), in each case to the date of the Executive’s resignation or termination. Any such Bonus shall be payable within thirty (30) days of the date of the Executive’s resignation or termination by reason of his death, or within one hundred twenty (120)) days of the date of the Executive’s termination by reason of his disability; provided, however, that all such amounts shall be paid to the Executive not later than March 15 of the calendar year next following the close of the calendar year for which such Bonus is earned.

(ii) Upon the Executive’s termination for Cause pursuant to Paragraph 7(c), the Executive shall be entitled to receive his Base Salary and reimbursement of all incurred and unreimbursed expenses as provided under Paragraph 6(d), in each case to the date of the Executive’s termination. In the event that the Executive is terminated for Cause pursuant to Paragraph 7(c), the Executive shall not be entitled to receive any Bonus under Paragraph 5(b) (on a pro rata or other basis).

(f) Severance Benefit. (i) The Executive will receive the payments and continued benefits described in Paragraph 7(f) (iii) if:

(A) The Company terminates the Executive’s employment under this Agreement at any time other than for death pursuant to Paragraph 7(a), for disability pursuant to Paragraph 7(b) or for Cause pursuant to Paragraph 7(c), or the Executive resigns from his employment with the Company for Good Reason in accordance with Paragraph 7(f)(ii); and

(B) Upon termination of this Agreement the Executive executes a separation agreement and general release substantially similar to the form of separation agreement and release generally used by the Company at the time of Executive’s termination (the “Release”) within the consideration period set forth in the Release and does not revoke his acceptance within the revocation period set forth in the Release. In such event, the payments and benefits set forth in Paragraph 7(f)(3) will commence on the first regularly scheduled payroll date of the Company occurring at last fifteen (15) days after the Company’s receipt of the executed Release and in no event more than sixty (60) days from the date of termination of the Executive’s employment with the Company; provided, however, that in the event such sixty (60) day period spans more than one (1) tax year of the Executive, such payments shall commence on the first applicable regularly scheduled payroll date of the Company occurring in the latter of such tax years.

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(ii) For all purposes of this Agreement, including but not limited to the Executive’s entitlement to the payments and continued benefits pursuant to this Paragraph 7(f), the Executive shall be entitled to resign from his employment with the Company for “Good Reason” if (A) the Company breaches any of its material obligations under this Agreement, (B) without the Executive’s prior written consent, the Company materially relocates the Executive’s regular office location (by more than fifty (50) miles from its location as of the date hereof), or (C) the Company assigns duties to the Executive which represent a material diminution of his authorities, duties or responsibilities or requires him to report to any person or entity other than the CEO or the Board, but in each case only if within ninety (90) days after the occurrence of such action or event, the Executive gives notice to the Company of his intention to terminate his employment hereunder unless the Company takes appropriate action to reasonably cure the Executive’s otherwise Good Reason, the Company does not reasonably cure any such action or event within thirty (30) days after the date of such notice, and the Executive resigns his employment within thirty (30) days thereafter.

(iii) The Company shall:

(A) Pay the Executive:

(I) If the Executive’s employment with the Company is terminated prior to the occurrence of a Change of Control, an amount, equal to 100 hundred percent (100%) of (a) his Base Salary as in effect immediately prior to his termination, and (b) the greater of the Executive’s most recently declared Bonus or the average of the Executive’s three (3) most recently declared Bonuses, in each case as of the date of his termination,; such amount to be paid in substantially equal payments for the twelve (12) month period immediately following the date of his termination, at the same times he would have received his Base Salary had his employment with the Company not terminated or

(II) If the Executive’s employment with the Company is terminated coincident with the occurrence of a Change of Control, a lump sum payment within (30) days of the date of his termination, equal to 200 hundred percent (200%) of (a) his Base Salary as in effect immediately prior to his termination, and (b) the greater of the Executive’s most recently declared Bonus or the average of the Executive’s three (3) most recently declared Bonuses, in each case as of the date of his termination.

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(B) Continue to maintain the Executive’s (and as applicable, his dependents’) medical benefits and dental benefits as if the Executive had continued in active employment with the Company until the earlier of the end of the maximum applicable COBRA coverage period or (i) if the Executive’s employment with the Company is terminated prior to the occurrence of a Change of Control, for the twelve (12) month period immediately following the date of the Executive’s termination, or (ii) if the Executive’s employment with the Company is terminated coincident with the occurrence of a Change of Control, for the twenty-four (24) month period immediately following the date of the Executive’s termination and, if the maximum COBRA coverage period is shorter than the applicable twelve (12) or twenty-four (24) month continuation period, pay the Executive monthly an amount equal to the monthly cost charged by the Company for COBRA coverage during the period beginning upon the expiration of the maximum COBRA coverage period and the end of the applicable twelve (12) or twenty-four (24) month continuation period;

(C) Continue to maintain the Executive’s term life insurance coverage and long-term disability insurance until (i) if the Executive’s employment with the Company is terminated prior to the occurrence of a Change of Control, the end of the twelve (12) month period immediately following the date of the Executive’s termination, or (ii) if the Executive’s employment with the Company is terminated coincident with the occurrence of a Change of Control, the end of the twenty-four (24) month period immediately following the date of the Executive’s termination; and

(iv) If at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code, then any payments pursuant to clause Paragraph 7(f)(iii) shall be delayed until the date that is six (6) months and one day following his termination of employment (or, if earlier, the earliest other date as is permitted under Section 409A of the Code). The amount payable on such date shall include all amounts that would have been payable to the Executive prior to that date but for the application of this clause (iv) and the remaining payments shall be made in substantially equal installments until fully paid. Notwithstanding the foregoing, the six (6) month delay shall not apply to any such payments made (A) during the short term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4), or (B) after said short term deferral period, payable solely on account of an involuntary separation from service (as defined in Section 409A of the Code) and in an amount less than the Section 409A Severance Exemption Amount.

For purposes of this clause (iv), each installment payment pursuant to Paragraph 7(f)(iii) shall be treated as a separate payment for purposes of Section 409A of the Code and the “Section 409A Severance Exemption Amount” shall be equal to the lesser of two (2) times (I) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Executive’s taxable year preceding the taxable year in which the Executive’s employment with the Company terminates, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(i), or (II) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment with the Company terminates.

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(g) To the extent that any payment under Paragraph 6 or this Paragraph 7 is subject to Section 409A of the Code, the Executive shall be considered to have terminated from employment with the Company for payment purposes only if he has had a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations thereunder.

8. Confidentiality Agreement and Ownership of Information.

(a) The Executive agrees that during the course of employment with the Company, the Executive has and will come into contact with and have access to various forms of Confidential Information and Trade Secrets, which are the property of the Company. This information relates to the Company, its customers and its employees. Such Confidential Information and Trade Secrets include, but are not limited to: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) marketing information, such as the identity of the Company’s customers, distributors and suppliers and their names and addresses, the names of representatives of the Company’s customers, distributors or suppliers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, specific customer needs and requirements, and leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Company’s employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. The Executive acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(b) During the Term and for such time as such information shall remain Confidential Information or Trade Secrets of the Company (except, during the course of the Executive’s employment with the Company, if in furtherance of the Company’s business):

(i) The Executive will not disclose to any person or entity, without the Company’s prior consent, any Confidential Information or Trade Secrets of the Company, whether prepared by him or others; and

(ii) The Executive will not remove Confidential Information or Trade Secrets of the Company from the premises of the Company without the prior written consent of the Company.

(c) (i) Upon his resignation or the termination of his employment with the Company for whatever reason, with or without Cause, or at any other time, the Company so requests, the Executive will promptly deliver to the Company all originals and copies (whether in note, memo or other document form or on video, audio or computer tapes or discs or otherwise) of (A) Confidential Information or Trade Secrets of the Company that is in his possession, custody or control, whether prepared by him or others, and (B) all records, designs, patents, plans, manuals, memoranda, lists and other property of the Company delivered to the Executive by or on behalf of the Company or by its customers, and all records compiled by the Executive which pertain to the business of the Company, whether or not confidential. All such material shall be and remain the property of the Company and shall be subject at all times to its discretion and control.

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(ii) Information shall not be deemed Confidential Information or Trade Secrets if:

(A) such information was available to the public prior to disclosure thereof by the Executive,

(B) such information shall, other than by an act or omission on the Executive’s part, be or become available to the public or lawfully made available by a third party to the public without restrictions as to disclosure;

(C) such information is approved for disclosure to the public by prior written consent from the Board, and the terms of any said written consent shall govern its disclosure; or

(D) such information was already in the lawful possession of the Executive prior to his receipt of such information from the Company.

(iii) Notwithstanding the foregoing, Confidential or Trade Secret information of the Company may be disclosed where required by law or order of a court of competent jurisdiction, provided that, to the extent reasonably practicable, the Executive first gives to the Board reasonable prior notice of such disclosure and affords the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available.

(iv) Nothing herein prohibits or restricts the Executive from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority.

9. Non-Interference Provisions.

(a) While employed by the Company and for the period of twelve (12) months immediately following the Executive’s termination or resignation from employment with the Company for any reason, the Executive will not, without the prior written consent of the Board, use any of the Company’s Confidential or Trade Secret information, directly or indirectly, to solicit, divert or appropriate or attempt to solicit, divert or appropriate any customers or clients of the Company who or which were customers or clients of the Company at the time of the termination of the Executive’s employment with the Company and with whom the Executive had contact during his employment with the Company and/or about whom the Executive possesses Confidential or Trade Secret information, for purposes of the Executive’s offering to such customers or clients of the Company products or services which are directly competitive to the products and services offered by the Company as of the date of the Executive’s termination or resignation from employment with the Company for any reason.

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(b) While employed by the Company and for the period of twelve (12) months immediately following the Executive’s termination or resignation from employment with the Company for any reason, the Executive will not, without the prior written consent of the Board, whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons, hire as an employee or retain the services of any employee or other person with whom the Executive had contact during his employment with the Company about whom the Executive possesses Confidential Information and/or Trade Secrets as a result of the Executive’s employment with the Company.

(c) The foregoing shall not prohibit the Executive from owning not in excess of five percent (5%) of the outstanding stock of any company which is a reporting company under the Securities Act of 1934.

10. Enforcement.

(a) Since monetary damages may be inadequate and the Company may be irreparably harmed if the provisions of Paragraphs 8, 9, and 11 are not specifically enforced, the Company shall be entitled, among other remedies, to seek an injunction from a court of competent jurisdiction (without the necessity of posting a bond or other security) restraining any violation of either Paragraphs 8, 9, 11 by the Executive and any person or entity to whom the Executive provides or proposes to provide any services or information in violation of such Paragraphs.

(b) If any provision contained in Paragraphs 8, 9, 11 is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein. The courts enforcing Paragraphs 8, 9, 11 shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

11. Inventions.

(a) The Executive shall disclose promptly to the Company any and all inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive solely or jointly with another during his employment for the Company, and which are related to the kinds of products and services offered by the Company as of the date of any such invention, improvement, or valuable discovery, and the Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever reasonably requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

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(b) The Executive and the Company further agree that the Company shall be entitled solely to shop rights with respect to any invention and development conceived or made by the Executive during the period of his employment with the Company that is not related to the kinds of products and services offered by the Company as of the date of such invention or development but which was conceived or made on the Company’s time or with the use of the Company’s facilities or materials and which is directly related to the business or activities of the Company.

12. Use of General Abilities. Nothing contained in this Agreement shall restrict the Executive after the termination or resignation from his employment under this Agreement or during the term of this Agreement with respect to activities permissible under Paragraph 3 from using his general business, organizational and financial abilities, and the exertion of his efforts, in the prosecution and development of any business, provided that the specific non-compete and other provisions of this Agreement are not thereby violated.

13. General Provisions.

(a) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered, or (ii) one day after properly sent by Federal Express or other reasonable overnight courier service, addressed to the respective parties at the following addresses:

To the Company:

Amy Agress, Esq.

General Counsel Innodata Inc.

55 Challenger Road

Suite 202

Ridgefield Park, New Jersey 07660

To the Executive:

Jayant Chauhan

***************

***************

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above.

(b) Severability. If any provision contained in this Agreement shall be determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

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(c) Waiver, Modification and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any party. This Agreement contains the entire agreement of the parties concerning employment and supersedes any and all other inconsistent agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company, except for any official employee benefit plan documents between the parties, the terms and conditions of which shall be controlling. This Agreement may not be modified, altered or amended except by written agreement of both of the parties hereto. The parties further agree that no amendment which would result in a failure of any provision of this Agreement to comply with Section 409A of the Code shall become effective.

(d) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and permitted assigns, and upon the Executive, his heirs and his executors and administrators. The Company shall not be entitled to assign the Executive’s duties hereunder without the other’s prior written consent, which consent shall not be unreasonably withheld. The Executive’s duties under this Agreement shall not be assigned by the Executive.

(e) Jurisdiction, Etc. All disputes hereunder shall be exclusively determined and resolved by binding arbitration before a panel composed of a single arbitrator and otherwise conducted pursuant to the Employment arbitration rules and procedures of the American Arbitration Association in New York City. Service of process shall be effective when forwarded in the manner provided for notices in Paragraph 13(a). Trial by jury is hereby waived by both of the parties to this Agreement. The Company shall pay all arbitration costs as an initial matter. However, the prevailing party in any dispute shall be entitled to recover reasonable attorneys’ fees and costs (including all arbitration fees and costs charged by the American Arbitration Association) from the other.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflicts of law provisions.

(g) Indemnification. The Company shall indemnify the Executive to the full extent permitted by applicable Delaware law for all liabilities incurred by the Executive in connection with his execution of his duties under this Agreement. Further, the Company shall obtain and maintain in full force and effect directors’ and officers’ liability insurance from established and reasonable insurers in reasonable amounts as the Board shall determine and, in all such policies, the Executive shall be named as an insured party.

(h) Survival. The obligations of the parties hereto under Paragraphs 7, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement.

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(i) Compliance with Section 409A. The parties to this Agreement intend that this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the regulations thereunder so as not to subject the Executive to the payment of any interest and/or tax penalty which may be imposed under Section 409A of the Code. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A of the Code would result in the Executive being subject to payment of “additional tax” under Section 409A of the Code, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A of the Code, all as reasonably determined in good faith by the Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below.

INNODATA INC.	JAYANT CHAUHAN

By: /s/ Jack Abuhoff	Signature: /s/ Jayant Chauhan
Name: Jack Abuhoff	Date: 12 June 2026
Title: Chairman and CEO

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